                                ARTICLES OF AMENDMENT
                                       TO THE
                    AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                          OF
                              RECYCLING INDUSTRIES, INC.

                                 --------------------

             DESIGNATION OF PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS
                                        OF THE
                SERIES G 6 1/2% REDEEMABLE CONVERTIBLE PREFERRED STOCK
                            PURSUANT TO SECTION 7-106-102
                                        OF THE
                          COLORADO BUSINESS CORPORATION ACT

                                 --------------------


    Recycling Industries, Inc., a corporation organized and existing under the laws of the State of Colorado (the "Company"), DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Company on November 17, 1997:

    RESOLVED, that the Board of Directors, pursuant to the authority vested in it by the provisions of the Company's Amended and Restated Articles of Incorporation, hereby establishes a series of preferred stock, consisting of 14,000 shares, which shall be designated as the "Series G 6 1/2% Redeemable Convertible Preferred Stock", and shall have the powers, preferences, rights, qualifications, limitations and restrictions as set forth in Exhibit A attached hereto.

    IN WITNESS WHEREOF, the undersigned hereby acknowledges under penalty of perjury that the execution of this instrument is the Company's act and deed.

                                        RECYCLING INDUSTRIES, INC.


December 4, 1997                        By: /s/ Brian L. Klemsz
                                           -----------------------
                                           Brian L. Klemsz, Chief
                                             Financial Officer

                                                                       EXHIBIT A

             DESIGNATION OF PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS
                                        OF THE
                SERIES G 6 1/2% REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                          OF
                              RECYCLING INDUSTRIES, INC.



    1. DESIGNATION AND AMOUNT. The distinctive designation of such series is "Series G 6 1/2% Redeemable Convertible Preferred Stock, without par value" (the "Series G Preferred Stock") of Recycling Industries, Inc., a Colorado corporation (the "Company") and the number of shares constituting this series shall be 14,000.

    2. DIVIDEND RIGHTS. The holders of the Series G Preferred Stock shall be entitled to a 6 1/2% dividend per annum payable as follows:

         (a) Dividends that accrue on the Series G Preferred in the first twelve months will be paid in cash on the earlier of the conversion of the Series G Preferred as provided in Section 6(b), below or the second anniversary of the date of the original issuance of the Series G Preferred to the extent not previously paid by the Company.

         (b) Dividends that accrue on the Series G Preferred in the thirteenth through thirty-sixth months subsequent to the date of the original issuance of the Series G Preferred will be paid in cash on the earlier of the conversion of the Series G Preferred as provided by Section 6(b), below, or the third anniversary of the date of the original issuance of the Series G Preferred to the extent not previously paid by the Company.

    3.   RANKING.   The Series G Preferred Stock shall rank PARI PASSU with all other series or classes of the Company's preferred stock issued as part of the consideration paid by the Company to acquire the assets or voting securities of another entity, either now existing or established by the Company while any shares of Series G Preferred Stock are outstanding, (collectively "Parity Securities"), and senior to the Company's outstanding Series D 8% Convertible Preferred Stock.

    4. LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of the Series G Preferred Stock shall be entitled to be paid, out of assets available for distribution, $250 per share, being the liquidation preference per share, plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up) before any


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distribution is made on the Company's common stock, $.001 par value per share
(the "Common Stock") or any series or class of preferred stock ranking junior to the Series G Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable to with respect to the Series G Preferred Stock and all other Parity Securities are not paid in full, the holders of the Series G Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the holders of shares of Series G Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be deemed to be a liquidation, dissolution or winding-up of the Company.

    5. VOTING RIGHTS. The holders of outstanding shares of Series G Preferred Stock shall not be entitled to vote on any matters submitted to the shareholders of the Company except as otherwise required by law, in which case every holder of Series G Preferred stock shall be entitled to one vote for each such share.

    6. CONVERSION OF THE SERIES G PREFERRED STOCK. All outstanding shares of Series G Preferred Stock shall automatically and without any further action on the part of the owner and holder thereof, convert on the third anniversary of the date of original issuance thereof upon the following terms:

         (a) MANDATORY CONVERSION. If not earlier redeemed by the Company, all outstanding shares of Series G Preferred Stock, valued at $3,500,000, shall be convertible at the office of the Company or any transfer agent for the Series G Preferred Stock into the greater of: (i) that number of shares of common stock, $.001 par value per share ("Common Stock") whose average Market Price for the ten trading days immediately preceding the date of conversion is equivalent to $3,500,000, plus accumulated and unpaid dividends to the date of conversion; or
(ii) that number of shares of Common Stock equivalent to $3,500,000, plus accumulated and unpaid dividends to the date of conversion, divided by 2.5 times the average of the closing asked price for the Common Stock as reported in the Nasdaq National Market quotation system for the ten trading days immediately preceding issuance of the Series G Preferred Stock (the "Primary Conversion Price"). For purposes of this Section 6, "Market Price" means the closing price for the Common Stock if it is listed on a national securities exchange or the Nasdaq National Market System or the average of the last reported bid and asked price for Common Stock as reported on the Nasdaq SmallCap Market or on the electronic bulletin board or, if none, the National Quotation Bureau, Inc.'s "Pink Sheets."


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

    The Company shall, as soon as practicable thereafter, but in any event within five business days of receipt of the original certificate or certificates representing the shares of Series G Preferred Stock to be converted, issue and deliver or cause to be issued and delivered to such holder of Series G Preferred Stock, or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

         (b) AUTOMATIC CONVERSION UPON MERGER, CONSOLIDATION OR SHARE EXCHANGE. Notwithstanding any other provisions found in this designation, if a consolidation or merger of the Company with or into another company or entity occurs and the Company is not the surviving entity or the Company exchanges all of its outstanding voting securities for voting or other securities of another entity, the Series G Preferred Shares will immediately and automatically convert upon such event into the number of shares provided for in Section 6(a)(i) or 6(a)(ii), whichever is greater.

         (c) FRACTIONAL SHARES. Any fractional shares resulting from a conversion shall be rounded to the next highest whole share of Common Stock.

         (d) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series G Preferred Stock, a number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series G Preferred Stock.

    7. REDEMPTION RIGHTS. At any time prior to the mandatory conversion set forth in Paragraph 6(a), the Company shall have the right to redeem the outstanding shares of Series G Preferred Stock, in whole or in part, at a cash redemption price per share equal to $250 plus accumulated and unpaid dividends to the date of redemption (the "Cash Redemption Price"); provided, however, that the Company shall not be entitled to redeem any shares of Series G Preferred Stock unless it has given the holder of such shares written notice of such redemption (the "Redemption Notice") and, as of the date such Redemption Notice is given, the closing asked price for the Common Stock as reported in the Nasdaq National Market quotation system for the ten trading days immediately preceding the Company's Redemption Notice is less than the Primary Conversion Price. If the Company delivers a timely Redemption Notice, the Cash Redemption Price shall be paid to the holder of the shares to be redeemed within five business days of the surrender of the certificates representing the Series G Preferred Stock being redeemed.

    8. ADJUSTMENT OF THE PRIMARY CONVERSION PRICE. In case the Company shall at any time issue Common Stock or securities convertible into Common Stock by way of dividend or other dividend or other distribution on any stock of the Company or effect a stock split or reverse stock split of the outstanding shares of Common Stock, the Primary Conversion Price then in effect shall be proportionately decreased in the case of such issuance (on the day following the date for determining shareholders entitled to receive such dividend or other distribution) or decreased in the case of such stock split or increased in the case of such reverse stock split (on the date that such stock split or reverse stock split shall become effective), by multiplying the Primary Conversion Price in effect immediately prior to the stock dividend, stock split or reverse stock split by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such stock dividend, stock split or reverse stock split, and the denominator of which is the number of shares of Common Stock outstanding immediately after such stock dividend, stock split or reverse stock split.

    9. NOTICES. Any notice required by the provisions of this Certificate to be given to the holder of shares of the Series G Preferred Stock shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Company. All notices shall state the date of conversion or redemption, as the case may be.

    10. PAYMENT OF TAXES. The holder of the Series G Preferred Stock will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series G Preferred Stock.





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